Microsoft Word 11.0.6113;

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(EXCLUDING INTEREST EXPENSE ON DEPOSITS)

The Company's ratios of earnings to fixed charges (excluding interest expense on deposits) for the periods presented below were as follows:

                             AT OR FOR THE    AT OR FOR THE     AT OR FOR THE
                              THREE MONTHS    TWELVE MONTHS     TWELVE MONTHS       AT OR FOR THE SIX
                                 ENDED            ENDED             ENDED             MONTHS ENDED
                               MARCH 31,       DECEMBER 31,     DECEMBER 31,          DECEMBER 31,
------------------------------------------------------------------------------------------------------
                                  2004             2003             2002            2002       2001
------------------------------------------------------------------------------------------------------
Net income:                     $12,340           $51,276          $44,622        $23,460    $17,515
ADD BACK:
   Income tax expense             6,968            30,801           26,565         14,008     10,269
------------------------------------------------------------------------------------------------------
NET INCOME BEFORE
  INCOME TAXES                   19,308            82,077           71,187         37,468     27,784
------------------------------------------------------------------------------------------------------
Fixed charges:
Interest on borrowed
  funds                           5,925            32,842           47,655         21,647     27,228
------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES
  (EXCLUDING INTEREST
  EXPENSE ON DEPOSITS)            5,925            32,842           47,655         21,647     27,228
------------------------------------------------------------------------------------------------------
EARNINGS (NET INCOME
  BEFORE INCOME TAXES
  PLUS TOTAL FIXED CHARGES,
  EXCLUDING INTEREST
  EXPENSE ON DEPOSITS)           25,233           114,919          118,842         59,115     55,012
RATIO OF EARNINGS TO
  FIXED CHARGES
 (EXCLUDING INTEREST
 EXPENSE ON DEPOSITS)              4.26              3.50             2.49           2.73       2.02



                                           AT OR FOR THE TWELVE MONTHS
                                                 ENDED JUNE 30,
---------------------------------------------------------------------------
                                   2002       2001        2000       1999
---------------------------------------------------------------------------
Net income:                      $38,677    $25,240     $22,374    $19,861
ADD BACK:
   Income tax expense             22,826     15,821      15,217     14,015
---------------------------------------------------------------------------
NET INCOME BEFORE
  INCOME TAXES                    61,503     41,061      37,591     33,876
---------------------------------------------------------------------------
Fixed charges:
Interest on borrowed
  funds                           53,236     63,703      53,784     32,802
---------------------------------------------------------------------------
TOTAL FIXED CHARGES
  (EXCLUDING INTEREST
  EXPENSE ON DEPOSITS)            53,236     63,703      53,784     32,802
---------------------------------------------------------------------------
EARNINGS (NET INCOME
  BEFORE INCOME TAXES
  PLUS TOTAL FIXED CHARGES,
  EXCLUDING INTEREST
  EXPENSE ON DEPOSITS)           114,739    104,764      91,375     66,678
RATIO OF EARNINGS TO
  FIXED CHARGES
 (EXCLUDING INTEREST
 EXPENSE ON DEPOSITS)               2.16       1.64        1.70       2.03


For purposes of computing the ratio of earnings to fixed charges (excluding interest expense on deposits), earnings represent net income before income taxes plus total fixed charges (excluding interest expense on deposits).